Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: February 12, 2007

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  REPORTS SECOND QUARTER UNAUDITED RESULTS

Denver, Colorado — February 12, 2006 - Sport-Haley, Inc. (NASDAQ NMS — SPOR) (“Sport-Haley” or the “Company”) today reported unaudited earnings for its second fiscal quarter and six months ended December 31, 2006.

Net sales for the fiscal quarter ended December 31, 2006, were $4,190,000, a decrease of $239,000 or 5%, from net sales of $4,429,000 for the same quarter in the prior fiscal year. Net sales for the six months ended December 31, 2006, were $8,863,000, an increase of $423,000 or 5%, from net sales of $8,440,000 for the comparable six-month period in the previous fiscal year.

The comparative differences were attributable to increases in sales of SPORT HALEY® fashion apparel combined with greater comparative decreases in sales of Ben Hogan® fashion apparel between the respective periods. Net sales of our SPORT HALEY® fashion apparel collections were $1,872,000 and $1,437,000 for the three months ended December 31, 2006 and 2005, an increase of $435,000, or 30%, and $3,178,000 and $2,919,000, an increase of $259,000, or 9%, for the six months ended December 31, 2006 and 2005, respectively. Market conditions for women’s fashion apparel appear to be improving, because we continue to experience slight increases in advance orders for our women’s collections. Net sales of our Ben Hogan® fashion apparel collections were $2,175,000 and $2,841,000 for the three months ended December 31, 2006 and 2005, a decrease of $666,000, or 23%, and $4,223,000 and $5,189,000, a decrease of $966,000, or 19%, for the six months ended December 31, 2006 and 2005, respectively. While intense competition for floor space remains within the markets for our fashion apparel collections, especially with regard to men’s fashion apparel, the majority of the decreases in sales of Ben Hogan® fashion apparel collections between the respective periods relate to a $913,000 sale to a major retailer in December 2005. We did not record such a sale in either the three-month or six-month periods ended December 31, 2006.

As a percentage of net sales, gross profit was 37% for the fiscal quarter ended December 31, 2006, and 37% for the comparable quarter in the prior fiscal year. Gross profit, as a percentage of net sales, was 34% for the six-month period ended December 31, 2006, and 35% for the comparable six-month period in the prior fiscal year.

Selling, general and administrative expenses increased by $253,000, or 18%, to $1,691,000 for the fiscal quarter ended December 31, 2006, from $1,438,000 for the comparable quarter in the prior fiscal year. Selling, general and administrative expenses increased by $250,000, or 8%, to $3,412,000 for the six months ended December 31, 2006, from $3,162,000 for the comparable six-month period in the prior fiscal year. The differences were attributable to increases in the selling, general and administrative expenses with regard to our fashion apparel segment plus the consolidation of the selling, general and administrative expenses of our branded apparel segment. Selling, general and administrative expenses for the fiscal quarter ended December 31, 2006, with regard to our fashion apparel segment, increased to $1,623,000 from $1,438,000 for the fiscal quarter ended December 31, 2005. Selling, general and administrative expenses for the six months ended December 31, 2006, with regard to our fashion apparel segment increased to $3,206,000 from $3,162,000 for the six months ended December 31, 2005. The overall differences were primarily attributable to comparative increases in sales commissions, executive compensation, advertising expenses and various other factors between the respective periods.

Net loss for the fiscal quarter ended December 31, 2006, was ($221,000), a difference of ($320,000), or 323%, as compared with the net income of $99,000 for the comparable quarter in the prior fiscal year. Net loss for the six months ended December 31, 2006, was ($618,000), a difference of ($189,000), or 44%, as compared with the net loss of ($429,000) for the comparable period in the prior fiscal year.

Basic earnings (loss) per common share were ($0.08) and $0.04 for the quarterly periods and ($0.22) and ($0.16) for the six-month periods ended December 31, 2006 and 2005, and diluted earnings (loss) per common share were ($0.08) and $0.03 for the quarterly periods and ($0.22) and ($0.16) for the six-month periods ended December 31, 2006 and 2005, respectively. All securities options were anti-dilutive and therefore excluded from the per share calculations with respect to periods in which net losses were incurred.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY® and Ben Hogan® labels. The fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Reserve Apparel Group LLC, a wholly owned subsidiary of Sport-Haley, Inc., designs, purchases, contracts for the manufacture of, markets and distributes branded golf apparel and outerwear under the Top-Flite® label to mass retailers and other big-box type high sales volume retail stores. Ben Hogan® fashion apparel and Top-Flite® branded apparel are distributed pursuant to a licensing agreement with Callaway Golf Company, which we consider to be a key component of our business strategies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may”, “will”, “expect”, “anticipate”, “continue”, “estimate”, “project”, “intend”, “believe”, and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of our business, the markets for our products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such  forward-looking statements are subject to various risks and uncertainties, including, but not limited to, the following: our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of an increasing relative percentage of sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; establishing markets for our Top-Flite® apparel which provide the annual sales amount required by Callaway to satisfy the minimum royalty payments due in accordance with the license agreement for Top-Flite® apparel; loss of certain third party suppliers, and/or delays in receiving garments from third party suppliers caused by various factors, including lost or reduced manufacturing capacity or significant suppliers, labor shortages, timely performance of third parties, transportation difficulties, and others; significant delays in deliveries from third party suppliers;  unsatisfactory recourse with regard to nonconforming goods received from foreign suppliers; political and international trade relations; changes in international trade quota systems for apparel; significant reliance upon several individual foreign suppliers; reliance upon a certain foreign person, responsible for maintaining relationships with and monitoring the performance of certain of our significant foreign suppliers; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; access to capital; maintaining satisfactory relationships with commercial banking institutions; establishing controls with regard to and maintaining the integrity of technology and information systems; and, reliance upon executive officers and key employees. Additional information on these and other factors that could affect our financial results is included in the discussion below and in our Form 10-K for the year ended June 30, 2006. There may be other factors not mentioned above, in the discussion below or included in our Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

SPORT-HALEY, INC.
Consolidated Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Statements of Income Data:

Net sales	$4,190	$4,429	$8,863	$8,440

Gross profit	1,555	1,637	3,057	2,942

Total other operating costs	1,843	1,613	3,774	3,500

Income (loss) from operations	(288)	24	(717)	(558)

Other income (expense), net	84	77	162	130

Net income (loss)	(221)	99	(618)	(429)

Diluted earnings (loss) per common share	$(0.08)	$0.03	$(0.22)	$(0.16)

Diluted average weighted shares outstanding	2,770,000	2,968,000	2,770,000	2,728,000

	December 31,
	2006	2005
Balance Sheets Data:

Current assets	$15,371	$16,556

Total assets	16,129	17,292

Current liabilities	1,732	1,598

Long-term liabilities	—	—

Shareholders’ equity	14,397	15,694

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